Exhibit 99.1

NEWS RELEASE

Lexaria Corp. Provides Mississippi Oil Field Update

Kelowna, BC—September 23, 2013 - Lexaria Corp (LXRP-OTCQB) (LXX-CNSX) (the "Company" or "Lexaria") reports oil production rates and oil workover operations that are expected to increase production rates.

Lexaria expects to conduct a major work-over of the 12-4 well at Belmont Lake as soon as possible. The workover is designed to replicate, as much as is possible, the success enjoyed in May of 2012 when two older wells in the field were similarly worked-over. That work resulted in the highest oil production rates ever recorded at Belmont Lake oil field.

Timing of field work is always subject to a number of conditions beyond our control, however the Company expects the reworked 12-4 well to be completed and back into production in less than about 30 days. The Company will provide additional updates as the work is underway.

Lexaria is also pleased to report consistent oil production rates so far in 2013. Monthly production has been stable during 2013, reflecting the high quality of the Belmont Lake oil reservoir. For 2013 the monthly gross oil production rates are:

	Bbl/month	$US
January	3,577	111.42
February	2,794	108.36
March	2,727	108.50
April	3,011	107.67
May	2,690	104.30
June	2,971	100.96
July	3,502	108.75
August	2,810	price pending

Month to month variations are generally not material, and subject to normal operating conditions such as equipment maintenance and down-time, weather, and more. The Company is proud to note that, although the field was subject to floodwaters of the Mississippi from mid-January until late-July this year during an extended period of high water, the Company did not lose a single day’s production as a result: the artificial lift system in place worked as designed.

Lexaria continues to receive premium pricing for its oil. As shown above Lexaria is generally receiving a premium to WTI pricing each month for its oil sales. Oil prices in the first six months of 2013 were generally comparable to those of 2012. Beginning in early July, prices rose between 15% and 20% compared to earlier in the year and should lead to improved margins.

All production figures are unaudited, subject to revision and provided by the Operator, and normal production declines should be expected. Lexaria has a 42% WI in wells 12-1 and 12-3 and a 50% WI in wells 12-4 and 12-5.

About Lexaria

Lexaria’s shares are quoted in the USA with symbol LXRP and in Canada with symbol LXX. The company searches for projects that could provide potential above-market returns.

To learn more about Lexaria Corp. visit www.lexariaenergy.com.

FOR FURTHER INFORMATION PLEASE CONTACT:
Lexaria Corp.
Chris Bunka
Chairman & CEO
(250) 765-6424

FORWARD-LOOKING STATEMENTS

This release includes forward-looking statements. Statements which are not historical facts are forward-looking statements. The Company makes forward-looking public statements concerning its expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, including statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will," and other similar expressions are forward-looking statements. Such forward-looking statements are estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors but they include and are not limited to the existence of underground deposits of commercial quantities of oil and gas; cessation or delays in exploration because of mechanical, weather, operating, financial or other problems; capital expenditures that are higher than anticipated; or exploration opportunities being fewer than currently anticipated. There can be no assurance that road or site conditions will be favorable for field work; no assurance that well treatments or workovers will have any effect on oil or gas production; no assurance that oil field interconnections will have any measurable impact on oil or gas production or on field operations, and no assurance that any expected new well(s) will be drilled or have any impact on the Company. There can be no assurance that expected oil and gas production will actually materialize; and thus no assurance that expected revenue will actually occur. There is no assurance the Company will have sufficient funds to drill additional wells, or to complete acquisitions or other business transactions. Such forward looking statements also include estimated cash flows, revenue and current and/or future rates of production of oil and natural gas, which can and will fluctuate for a variety of reasons; oil and gas reserve quantities produced by third parties; and intentions to participate in future exploration drilling. Adverse weather conditions including but not limited to surface flooding can delay operations, impact production, and cause reductions in revenue. The Company may not have sufficient expertise to thoroughly exploit its oil and gas properties. The Company may not have sufficient funding to thoroughly explore, drill or develop its properties. Access to capital, or lack thereof, is a major risk and there is no assurance that the Company will be able to raise required working capital. Current oil and gas production rates may not be sustainable and targeted production rates may not occur. Factors which could cause actual results to differ materially from those estimated by the Company include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements and filings.

The CNSX has not reviewed and does not accept responsibility for the adequacy or accuracy of this release.